Exhibit 15.1

April 24, 2023

To: OneConnect Financial Technology Co., Ltd.

10-14F, Block A, Platinum Towers, No.1 Tairan 7th Road

Futian District. Shenzhen. Guangdong

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements” in OneConnect Financial Technology Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Haiwen & Partners

Haiwen & Partners

海问律师事务所HAIWEN & PARTNERS

北京市海问律师事务所上海分所

地址：上海市静安区南京西路1515号静安嘉里中心一座2605室（邮编200040）

Address：Unit 2605, Jing An Kerry Center Tower 1, 1515Nanjing West Road, Jing’an District, Shanghai200040, China

电话(Tel): (+86 21) 6043 5000    传真(Fax)：(+86 21) 5298 5030   www.haiwen-law.com

北京BEIJING丨上海 SHANGHAI  丨深圳 SHENZHEN   丨香港 HONG KONG  丨成都 CHENGDU